EXHIBIT 77C


TRI-CONTINENTAL CORPORATION - EXHIBITS FOR 6/30/09 PERIOD END N-SAR

Proxy Results
The Annual Meeting of Stockholders of the Fund was held on June 9, 2009. Stockholders voted in favor of each of the Board's two proposals and voted against a Stockholder proposal. The description of each proposal and number of shares voted are as follows:

PROPOSAL 1

To elect four Directors to the Fund's Board, each to hold office until the 2012 annual meeting of Stockholders of the Fund and until their successors are elected and qualify:

Director                       For              Withheld
--------                       ---              --------
Kathleen A. Blatz          48,012,328           4,361,447
Pamela G. Carlton          48,016,192           4,357,583
Alison Taunton-Rigby       48,066,839           4,306,953
William F. Truscott        48,159,878           4,213,898

PROPOSAL 2

To ratify the selection of Ernst & Young LLP as the Fund's independent registered public accounting firm for 2009:

For                  Against               Abstaining
     ---                  -------               ----------
 50,265,316              1,355,190                753,272

PROPOSAL 3

To provide for cumulative voting in the election of directors of the Fund:
     For                   Against              Abstaining
     ---                   -------              ----------
 9,152,096              21,866,117              1,889,075